Exhibit 99.1

Press Release	Source: Creative Enterprises International, Inc.

Creative Enterprises International, Inc. Announces Management Additions
Thursday March 9, 5:32 pm ET

Christopher Durkin is Elected CEO, President & Director; James Robb is Elected Director; Michael Salaman is Elected Chairman of the Board

NEW YORK, March 9, 2006 (PRIMEZONE) — Creative Enterprises International, Inc. (Other OTC:CEII.PK – News) announced today the following management additions, all of which are effective as of March 8, 2006.

Christopher Durkin has been appointed the Company's new Chief Executive Officer and President and has been elected to the Board of Directors. Simultaneously, James Robb was elected as a member of the Board of Directors and Michael Salaman, the Company's former Chief Executive Officer, while resigning from that position was re-elected and remains as Chairman of the Board. In connection with these changes, Scott Perlstein also resigned from the company's Board of Directors. In addition to serving as Chairman, Mr. Salaman will also provide business advisory services to the company under a consulting arrangement.

Michael Salaman, Chairman, stated, ‘‘In our search for an experienced individual to guide the company to the next level as its Chief Executive, we are most fortunate to have brought on board Chris Durkin as our CEO & President," Mr. Salaman continued, ‘‘Mr. Durkin has an impressive business track record on Wall Street and brings years of experience in assisting companies in the areas of financing, streamlining operations, and identifying and negotiating strategic relationships to increase shareholder value. I'm confident that he will be able to guide Creative to the next level."

Chris Durkin stated, ‘‘I'm extremely pleased to be joining Creative at this exciting time in its growth cycle. In my opinion, Skinny Water, as a first to market diet water, in the fast growing functional beverage category, is a great foundation for our company to build the Skinny Brand, and with that, shareholder value." Mr. Durkin further added, ‘‘I believe the Skinny brand, with its potential line extensions can be a catalyst for genuine growth for the company. We intend to seek out strategic partners as well as introduce other Skinny foods and beverages to realize growth and increase shareholder value."

Mr. Durkin's extensive business and financial experience includes service as a Group Director at LaBranche & Co., Inc., from March 2001 to September 2004. LaBranche & Co is one of the largest specialist firms in equity securities listed on the New York and American Stock Exchanges. Mr. Durkin was also Senior Vice President – Corporate and Business Development for Robb, Peck, McCooey Specialist Corp. from August 1994 to March 2001. Most recently, Mr. Durkin has been President of Durkin Capital Group, LLC, and a financing consulting firm he founded.

James Robb, who joins the company as an independent director, was a former partner at Robb, Peck, McCooey Financial Services, Inc., and private investor for the past 5 years following the sale of Robb, Peck, McCooey to LaBranche in 2001. Robb, Peck, McCooey Financial was the sixth-largest New York Stock Exchange specialist firm by listings and the seventh-largest by trading volume. It served as specialist for 137 NYSE-listed companies, including Phillip Morris Companies Inc., Eastman Kodak Co., Wells Fargo & Co. and United Parcel Service Inc.

About: Creative Enterprises International, Inc.

CEII is a national and international marketing and distribution company that identifies emerging consumer product trends. CEII is the exclusive North American importer and distributor of Jana Natural European Artesian WaterTM and the exclusive worldwide distributor of Jana Skinny Water®. For more information on Creative Enterprises International, Inc. please visit http://www.creativepi.com. Product websites are available at http://www.janawater.com and http://www.skinnywater.com

Contact:

Creative Enterprises International, Inc.
Christopher Durkin, President & CEO
212-868-5262